UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 24, 2019

FREIGHTCAR AMERICA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51237	25-1837219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two North Riverside Plaza, Suite 1300, Chicago, Illinois 60606
(Address of Principal Executive Offices) (Zip Code)

(800) 458-2235
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Section 5 Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2019, FreightCar America, Inc. (the “Company”) announced that it has appointed Christopher J. Eppel as its Vice President, Finance, Chief Financial Officer and Treasurer, effective April 23, 2019 (the “Effective Date”).  Mr. Eppel will succeed Matthew S. Kohnke, who has left the Company to pursue new business opportunities but will assist with providing transition support over the next several weeks.

Mr. Eppel, 53, has over 20 years of experience in finance, manufacturing, IT and operations. He joins the Company from the AZEK Company, a privately owned manufacturer of specialty building products, where he has served as Executive Vice President and Chief Financial Officer since November 2015. Prior to joining AZEK, Mr. Eppel served as Vice President and Chief Financial Officer of Allied Specialty Vehicles (now REV Group, Inc.) from 2013 to 2015, and as Corporate Controller and Vice President of Perrigo Company plc from 2006 to 2013. His other work experience includes finance and business development roles at Danaher Corporation and Honeywell International Inc. Mr. Eppel holds a Master’s Degree in Business Administration from Indiana University and a Bachelor’s Degree in Economics and Accounting from the University of Michigan.

In connection with Mr. Eppel’s appointment, the Company and Mr. Eppel entered into a letter agreement regarding terms of employment (the “Agreement”) dated April 9, 2019 and effective the Effective Date. A description of the material terms of the Agreement is set forth below, which description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.

  Term: Mr. Eppel’s employment with the Company is not for a specified term and there is no specified term for the Agreement.
  Base Salary: The Company will pay Mr. Eppel an initial base salary of $350,000 per year, which is subject to annual review by the Company.
  Bonus: Mr. Eppel will be entitled to participate in the Company’s annual cash incentive plan applicable to senior executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during his employment. His target Bonus is 50% of his base salary with a maximum equal to 200% of the target Bonus, and a threshold of 20%.
  Sign-On Award: On the Effective Date, the Company will award Mr. Eppel: (a) 43,000 restricted shares of the Company’s common stock, which will vest on the third anniversary of the grant date; (b) 43,000 stock options, vesting 1/3 per year for three consecutive years and available for exercise over a ten-year period; and (c) a signing bonus of $40,000. If Mr. Eppel leaves the Company voluntarily prior to twelve months of employment, this signing bonus is to be paid back in full.
  Long-Term Incentive and Other Executive Compensation Plans: Mr. Eppel will be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive compensation plans on a basis no less favorable than other similarly situated executives.
  Termination: Pursuant to the Agreement, Mr. Eppel’s employment may be terminated at any time for any reason (or no reason), subject to the terms of the Agreement, by the Company or Mr. Eppel.
  Executive Severance Plan: Mr. Eppel will be eligible to participate in the Company’s Executive Severance Plan, which, in the case of a termination that is not for “cause,” provides for (i) continuation of his base salary for twelve months following the date of termination, (ii) payment equal to the average of the Bonus paid for the last two full years and (iii) twelve months of health insurance continuation.
  Other Amounts: Mr. Eppel will be eligible to participate in each of the Company’s employee retirement, savings, welfare and fringe benefits plans, and prerequisites, offered to similarly situated senior executives. He will be entitled to four weeks of paid annual vacation and ten Company-paid holidays.

Section 9 Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit 10.1	Letter agreement regarding Terms of Employment dated April 9, 2019 and effective as of April 23, 2019, by and between FreightCar America, Inc. and Christopher J. Eppel

Exhibit 99.1	Press release of FreightCar America, Inc. dated April 23, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREIGHTCAR AMERICA, INC.

Date: April 24, 2019	By:	/s/ Georgia L. Vlamis
Georgia L. Vlamis
Vice President, General Counsel, Corporate Secretary and Human Resources